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                                               Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-94221


Pricing Supplement No. 11 dated August 24, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes

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
Principal Amount:                                                $15,000,000

CUSIP No.:                                                       15231E AX 6

Type:                                                  Regular Floating Rate

Interest Rate Basis:                                           3 month LIBOR

Designated LIBOR Page:                                         Telerate 3750

Initial Interest Rate:                                                 7.20%

Original Issue Date:                                         August 28, 2000

Stated Maturity:                                            October 15, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                            100.00%

Agent's Discount or Commission:                                      $22,500

Net Proceeds to Centex:                                          $14,977,500

Spread:                                                     +52 Basis Points

Interest Rate Reset Period:                                        Quarterly

Interest Determination Dates:                 Two London Business Days prior
                                                 to each Interest Reset Date

Interest Payment and Reset Dates:                    October 15, January 15,
                                                           April 15, July 15
                                               (commencing October 15, 2000)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $15,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein to Morgan Stanley & Co. Incorporated, as principal. It is expected that delivery of the Notes will be made against payment therefor on or about August 28, 2000.

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $254,000,000 has been issued.